Exhibit 99.1

Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM REPORTS FISCAL 2013 SECOND QUARTER FINANCIAL RESULTS

PRINCETON, N.J. December 21, 2012— Dataram Corporation (NASDAQ: DRAM) today reported its financial results for the three and six months ended October 31, 2012. Revenues for the three and six months ended October 31, 2012 were $7.0 million and $15.0 million, respectively, which compares to $10.4 million and $20.7 million for the comparable prior year periods. The Company incurred a net loss for the three months ended October 31, 2012 of $1.2 million which compares to a net loss of $1.2 million for the comparable prior year period. For the six months ended October 31, 2012, the net loss totaled $2.2 million as compared to $2.0 million for the prior comparable period. The Company recorded a charge to cost of sales of approximately $220,000 in the three months ended October 31, 2012 completing the write down of XcelaSAN product inventory.

John H. Freeman, Dataram’s president and CEO commented, “The economy and especially the semiconductor industry continued to be soft due to oversupply of raw materials and reduced customer infrastructure investment. Since the close of our second quarter on October 31, 2012 we have seen a stabilization and increase in pricing which can positively impact our memory business in for the balance of the fiscal year.”

In addition to a healthier semiconductor industry, we expect the two agreements which the Company entered into last quarter will generate growth and profits for Dataram in 2013 and beyond. One with Shoreline Memory Inc. ("Shoreline") and the other with Advanced Micro Devices, Inc. ("AMD") for the purpose of expanding our customer base and product offerings. The Shoreline Agreement provides for Dataram to fulfill 50% of the orders Shoreline receives from its primary customers. The second agreement with AMD provides for Dataram to develop and sell AMD licensed and branded versions of its RAMDisk software. AMD’s Radeon RAMDisk will target the gaming enthusiast community. Management is unable to determine the extent that such agreements will generate revenues in the next two (2) quarters. However, the Company believes these agreements will provide new revenue sources and expanded markets for the Company's products.

Mr. Freeman concluded, “These recent agreements and other new opportunities we are currently pursuing should provide new sources of revenue, profit and growth for Dataram in 2013 and beyond. The experience, knowledge and assets we have gained from our current RAMDisk product, in the development of caching software and in solid state products are building a strong foundation for growth.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

***** Financial Tables Follow *****

DATARAM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended October 31,		Six Months Ended October 31,
	2012	2011	2012	2011

Revenues	$6,959	$10,406	$14,958	$20,676

Costs and expenses:
Cost of sales	5,772	7,885	12,076	15,260
Engineering and development	190	185	396	354
Selling, general and administrative	2,069	3,213	4,283	6,490
Stock-based compensation expense*	79	135	179	283
Intangible asset amortization*	41	41	82	82
	8,151	11,459	17,016	22,469

Loss from operations	(1,192)	(1,053)	(2,058)	(1,793)

Other expense	(56)	(126)	(165)	(240)

Loss before income taxes	(1,248)	(1,179)	(2,223)	(2,033)

Income tax benefit	0	0	0	0

Net loss	$(1,248)	$(1,179)	$(2,223)	$(2,033)

Net loss per share:
Basic	$(0.12)	$(0.11)	$(0.21)	$(0.19)
Diluted	$(0.12)	$(0.11)	$(0.21)	$(0.19)

Weighted average number of shares outstanding:
Basic	10,703	10,703	10,703	10,549
Diluted	10,703	10,703	10,703	10,549

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31, 2012	April 30, 2012

ASSETS
Current assets
Cash and cash equivalents	$741	$3,275
Accounts receivable, net	2,651	2,605
Inventories	3,818	2,932
Other current assets	190	115
Total current assets	7,400	8,927

Note receivable	750	-

Property and equipment, net	566	698

Other assets	56	55

Intangible assets, net	215	297

Goodwill	1,456	1,453

Total assets	$10,443	$11,430

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$1,739	$121
Accounts payable	829	1,017
Accrued liabilities	669	766
Due to related party	400	333
Total current liabilities	3,637	2,237

Due to related party – long term	1,467	1,667
Total liabilities	5,104	3,904

Stockholders' equity	5,339	7,526

Total liabilities and stockholders' equity	$10,443	$11,430